Exhibit 99.1

NEWS RELEASE

Icagen Receives Award from the Cystic Fibrosis Foundation to Discover Transformative Therapies to Treat Cystic Fibrosis

Durham, NC (May 1, 2018): Icagen, Inc., a company focused on the discovery of innovative therapies to treat patients with serious diseases, today announces an award from the Cystic Fibrosis Foundation. The project is focused on the discovery of therapeutics to treat patients with cystic fibrosis (CF) caused by nonsense mutations.

The CF Foundation brings extensive resources and expertise to the project and, additionally, has awarded Icagen up to USD $11 million to support an integrated, multi-year drug discovery initiative. Icagen expects to screen over 2 million compounds as well as leverage its state-of-the-art in silico drug discovery platform to interrogate an additional ten million virtual structures for molecules that suppress nonsense mutations. Through these efforts, Icagen intends to discover and evolve families of molecules that are suitable for clinical development.

Cystic fibrosis is a genetic disease marked by defects in a protein, known as the cystic fibrosis transmembrane conductance regulator (CFTR) protein. Nonsense mutations in the CFTR gene result in the premature termination of protein synthesis and the formation of truncated, non-functional CFTR. Patients with these mutations in both copies of their CFTR genes currently have no therapies that treat the underlying cause of their disease. The aim of this program is to provide these patients with a transformative therapeutic that will markedly improve their quality of life and lifespan.

“We are excited to collaborate with the Cystic Fibrosis Foundation to seek the discovery of life-transforming therapies for people with CF through this unique model. Icagen’s innovative platform is built for programs such as these to discover and advance novel therapeutic candidates for clinical development,” said Richie Cunningham, President and CEO of Icagen.

About Icagen, Inc.

Icagen (www.icagen.com) Icagen specializes in the early stage of drug discovery to generate high-quality, advanced leads in multi-year, integrated drug discovery programs. Through both high throughput experimental and advanced computational approaches, Icagen creates innovative solutions that leverage an interplay of open discovery with the predictive potential of artificial intelligence and machine learning. Icagen is applying these approaches to its internal programs as well as toward its collaborations with external partners within the pharmaceutical and biotechnology industry.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 In some cases forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, and include statements regarding the award from the Cystic Fibrosis Foundation. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in the Company’s forward-looking statements include, among others, and the continued growth of the market for our services and the other factors described in our Annual Report on Form 10-K for the year ended December 31, 2017, and our other filings with the SEC. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For further information, contact:

Investor Relations

Icagen, Inc.

Tel +1 (919) 941-5206

Email: info@icagen.com